LEAD MANAGING UNDERWRITER
                            -------------------------

                        ADDITIONAL COMPENSATION AGREEMENT
                        ---------------------------------



                                                                June [16] , 2003
John Hancock Advisers, LLC
101 Huntington Avenue
Boston, Massachusetts 02199



Ladies and Gentlemen:

                  Reference is made to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among John Hancock Preferred Income Fund III, a closed-end management investment company (the "Fund"), John Hancock Advisers, LLC ("John Hancock Advisers" or the "Investment Adviser") and each of the respective Underwriters named therein, with respect to the issue and sale of the Fund's common shares of beneficial interest, no par value (the "Common Shares"), as described therein. Reference is also made to (i) the Investment Management Contract (the "Investment Advisory Agreement") to be entered into between the Investment Adviser and the Fund and (ii) the registration statement on Form N-2 regarding the Common Shares of the Fund (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

                  The Investment Adviser hereby confirms its agreement with each Lead Managing Underwriter (as defined in Section 1 hereof) with respect to the additional compensation referred to in the "Underwriting" section of the Registration Statement, payable by the Investment Adviser to each of the Lead Managing Underwriters. The Investment Adviser agrees to pay to each Lead Managing Underwriter additional compensation (collectively, the "Additional Compensation") as provided for in Section 3 hereof; provided, however, that such Additional Compensation shall not exceed an amount equal to 0.15% per annum of the aggregate average daily net asset value of the Fund (including assets attributable to any preferred shares of the Fund that may be outstanding); and provided, further, that such payments shall not, in the aggregate, exceed the "Maximum Additional Compensation Amount" (as defined in Section 4 hereof). The Additional Compensation shall be payable as set forth in Section 3 hereof.

     SECTION 1. Lead Managing Underwriters. For the purposes of this Lead Managing Underwriter Additional Compensation Agreement, each of UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each an Underwriter of the Common Shares, shall be deemed to be a "Lead Managing Underwriter" and this Lead Managing Underwriter Additional Compensation Agreement ("Additional Compensation Agreement") shall be binding between the Investment Adviser and (i) UBS Securities LLC, with respect to the Additional Compensation Agreement (including Schedule A hereto) in the form executed by UBS Securities LLC and
(ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, with respect to the Additional Compensation Agreement (including Schedule A hereto) in the form executed by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     SECTION 2. Pro Rata Percentage. Each Lead Managing Underwriter shall be assigned a "Pro Rata Percentage," the numerator of which shall equal the aggregate purchase price to the public of the Common Shares sold by such Lead Managing Underwriter as set forth on Schedule A hereto and the denominator of which shall equal the aggregate purchase price to the public of all of the Common Shares purchased by the Underwriters pursuant to the Underwriting Agreement.

     SECTION 3. Payment of Additional Compensation.

         (a) The Investment Adviser shall pay the Additional Compensation, quarterly in arrears, to each Lead Managing Underwriter in an amount equal to the product of such Lead Managing Underwriter's Pro Rata Percentage multiplied by (i) one-quarter of the "Applicable Percentage Factor" as set forth on Schedule A hereto times (ii) the aggregate average daily net asset value of the Fund for such quarter (including assets attributable to any preferred shares of the Fund that may be outstanding); provided, however, that in the event that the contractual advisory fee rate payable by the Fund to John Hancock Advisers or such successor or affiliate under the Investment Advisory Agreement is reduced below 0.55%, the fee payable by John Hancock Advisers to such Lead Managing Underwriter shall reduced in proportion to, and for the period of, such reduction of the advisory fee, and this agreement shall be deemed to be amended automatically to reflect the same.

         (b) All fees payable hereunder shall be paid to each Lead Managing Underwriter by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated by such Lead Managing Underwriter. At the time of each payment of Additional Compensation hereunder, the Investment Adviser shall deliver to each Lead Managing Underwriter receiving an installment of Additional Compensation a statement indicating the amount of the of the aggregate average daily net asset value of the Fund for such quarter (including assets attributable to any preferred shares of the Fund that may be outstanding) on which such payment was based.

         (c) The initial payments of Additional Compensation hereunder shall be paid with respect to the calendar quarter ending September 30, 2003. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day. All fees payable hereunder shall be in addition to any fees paid by the Investment Adviser pursuant to the Underwriting Agreement.

     SECTION 4. Maximum Additional Compensation Amount. The "Maximum Additional Compensation Amount" payable by the Investment Adviser hereunder shall be, with respect to each Lead Managing Underwriter, such amount as, when taken together with the amount of all underwriting compensation other than the Additional Compensation received by such Underwriter in connection with the offering of the Common Shares of the Fund, equals the maximum compensation allowed under the conduct rules of the National Association of Securities Dealers, Inc. (which we currently understand is 9.00%), as such rules are then in effect; provided, that in determining when the maximum amount has been paid the value of each of the quarterly payments shall be discounted at the annual rate of 10% to the closing date of the initial offering of the Fund's Common Shares.

     SECTION 5. Term. This Additional Compensation Agreement shall continue coterminously with and so long as the Investment Advisory Agreement, dated June [16], 2003, remains in effect between the Fund and John Hancock Advisers, or any similar investment advisory agreement with a successor in interest or affiliate of John Hancock Advisers remains in effect, as, and to the extent, that such investment advisory agreement is renewed periodically in accordance with the Investment Company Act of 1940, as amended. This Additional Compensation Agreement shall terminate on the earliest to occur of (a) with respect to any Lead Managing Underwriter, the payment by the Investment Adviser to such Lead Managing Underwriter of the Maximum Additional Compensation Amount, (b) with respect to the Fund, the dissolution and winding up of the Fund and (c) with respect to the Fund, the date on which the Investment Advisory Agreement or other investment advisory agreement between the Fund and the Investment Adviser or any successor in interest to the Investment Adviser, including but not limited to an affiliate of the Investment Adviser, shall terminate.

     SECTION 6. Not an Investment Adviser. The Investment Adviser acknowledges that the Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund. No provision of this Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Underwriter, and the Underwriters are not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.

     SECTION 7. Not Exclusive. Nothing herein shall be construed as prohibiting any Underwriter or its respective affiliates from acting as such for any other clients (including other registered investment companies or other investment advisers).

     SECTION 8. No Liability. The Investment Adviser agrees that no Underwriter shall have liability to the Investment Adviser or the Fund for any act or omission to act by such Underwriter in the course of its performance under this Additional Compensation Agreement, in the absence of gross negligence or willful misconduct on the part of such Underwriter. The Investment Adviser agrees to indemnify and hold harmless each Underwriter and its respective officers, directors, agents and employees against any loss or expense arising out of or in connection with such Underwriter's performance under this Additional Compensation Agreement. This provision shall survive the termination, expiration or supersession of this Additional Compensation Agreement.

     SECTION 9. Assignment. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each other party.

     SECTION 10. Amendment; Waiver. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

     SECTION 11. Governing Law. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 12. Counterparts. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among John Hancock Advisers and the Lead Managing Underwriters in accordance with its terms.

                                           Very truly yours,

                                           UBS SECURITIES LLC


                                            By:
                                                     --------------------------
                                                     Name:
                                                     Title:

                                            By:
                                                     --------------------------
                                                     Name:
                                                     Title:

CONFIRMED AND ACCEPTED,
as of the date first above written:


JOHN HANCOCK ADVISERS, LLC


By:
         ----------------------------
         Name:
         Title:

                                   SCHEDULE A


                                               Aggregate
                                        Purchase Price to Public       Pro Rata
Name of Lead Managing Underwriter        of Common Shares Sold        Percentage
---------------------------------        ---------------------        ----------
UBS Securities LLC                                $[ ]                   [ ]

                                                  $[ ]                   [ ]


"Applicable Percentage Factor" shall mean 0.10%.
------------------------------